EXHIBIT 8

                                                                 (804) 343-4089
                                                                       4842.003

                               FORM OF TAX OPINION


                             _______________, 1997



Shore Bank                                      SB Bankshares Corporation
25253 Lankford Highway                          25253 Lankford Highway
Onley, Virginia 23418                           Onley, Virginia 23418


                          Reorganization of Shore Bank
                        into a Holding Company Structure

Gentlemen:

         You have requested our opinion as to certain federal income tax consequences of the reorganization and merger to be effected among SB Bankshares Corporation, a Virginia corporation (the "Holding Company"), Shore Bank, a federally chartered stock savings bank (the "Bank"), SB Interim Federal Savings Bank, an interim federally chartered savings bank organized solely to facilitate this transaction (the "Interim Bank"), and the stockholders of the Bank's issued and outstanding shares of common stock pursuant to an Agreement and Plan of Reorganization, dated as of September 9, 1997 (the "Agreement"), by and among the Holding Company, the Bank and the Interim Bank.

                         The Reorganization Transaction

         Pursuant to the Agreement and subject to various regulatory approvals, the Bank will become a wholly-owned subsidiary of the Holding Company pursuant to a statutory merger of the Interim Bank with and into the Bank, with the Bank continuing as the surviving entity (the "Reorganization"). As a result of the Reorganization, the Holding Company will become the parent holding company of the Bank, and the Bank will continue to conduct its business in substantially the same manner as prior to the Reorganization.

         At the effective date of the Reorganization, each outstanding share of common stock of the Bank ("Bank Common Stock") will be exchanged for and converted into one share of common stock of the Holding Company ("Holding Company Common Stock").


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                                   Examination

         In connection with the preparation of this opinion, we have examined such documents concerning the Reorganization as we have deemed necessary. We have based our conclusions on the Internal Revenue Code of 1986 (the "Code") and the regulations promulgated pursuant thereto, each as amended from time to time and in effect as of the date hereof, as well as existing judicial and administrative interpretations thereof.

         As to various questions of fact material to our opinion, we have relied upon the representations made in the Agreement as well as the additional representations set forth below.

                           Additional Representations

         In connection with the proposed Reorganization, the following additional representations have been made to and relied upon by us in the preparation of this opinion:

         A. The fair market value of Holding Company Common Stock received by the Bank's stockholders will be approximately equal to the fair market value of the Bank Common Stock to be surrendered in exchange therefor.

         B. To the best knowledge of the management of the Bank, there is no plan or intention on the part of the Bank's stockholders to sell or otherwise dispose of Holding Company Common Stock received by them in the Reorganization that will reduce their holdings of Holding Company Common Stock to a number of shares having in the aggregate a fair market value of less than 50% percent of the fair market value of all of the Bank Common Stock held by the Bank's stockholders on the effective date of the Reorganization.

         C. The Holding Company has no plan or intention to reacquire any Holding Company Common Stock issued in the Reorganization.

         D. There is no plan or intention to sell or otherwise dispose of any of the assets of the Bank, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code, the Bank has no plan or intention to issue additional shares of its capital stock that would result in the Holding Company's ceasing to own 80 percent of the voting power of all the Bank voting stock and 80 percent of each class of any the Bank nonvoting stock, and the Holding Company has no plan to liquidate the Bank, to merge the Bank into another corporation, or to sell or otherwise dispose of any of the Bank stock acquired in the Reorganization.

         E. Each party to the Reorganization will pay its own expenses, if any, incurred in connection with the Reorganization.

         F. Following the Reorganization, the Holding Company will continue the historic business of the Bank.

         G. No property will be transferred and no liabilities will be assumed in the Reorganization.

         H. There is no intercorporate indebtedness existing between or among the Holding Company and the Bank that was issued, acquired or will be settled at a discount, and in acquiring the Bank Common Stock, the Holding Company will not assume any liability or take the Bank Common Stock subject to any liability.

         I. No dividends or other distributions will be made with respect to Bank Common Stock immediately before the Reorganization, except for regular, normal distributions.

         J. None of the shares of Holding Company Common Stock received by a stockholder-employee of the Bank in exchange for Bank Common Stock pursuant to the Reorganization constitutes or is intended to be compensation for services rendered, and will not be separate consideration for, or allocable to, any employment agreement or relationship. None of the compensation received by a stockholder-employee of the Bank will be separate consideration for, or allocable to, any of such stockholder-employee's Bank Common Stock. In addition, any compensation paid to any stockholder-employee of the Bank will constitute and be intended as compensation for services actually rendered and bargained for at arm's length, and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

         K. No two parties to the Reorganization are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code, and for each of the Holding Company and the Bank, less than 50 percent of the fair market value of its total assets (excluding cash, cash items, government securities, and stock and securities in any 50 percent or greater subsidiary) consists of stock and securities.

         L. The Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         M. Upon the consummation of the Reorganization, the Bank will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire any Bank Common Stock.

         N. The Holding Company does not own directly or indirectly, nor has it directly or indirectly owned during the past 5 years, any Bank Common Stock.

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                                     Opinion

         Based upon the foregoing, and with due regard to such legal considerations as we deem necessary, we are of the opinion that for federal income tax purposes:

         1. The Reorganization will constitute and qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code.

         2. No gain, other income or loss will be recognized by the Holding Company (pursuant to Section 1032 of the Code) or the Bank as a result of the Reorganization.

         3. Stockholders of the Bank who receive solely Holding Company Common Stock in exchange for their shares of Bank Common Stock will recognize no gain or loss as a result of the Reorganization, as provided in Section 354(a)(1) of the Code.

         4. The tax basis of Holding Company Common Stock received by Bank stockholders who exchange their Bank Common Stock solely for Holding Company Common Stock will be the same as the tax basis of the Bank Common Stock surrendered in exchange therefor, as provided in Section 358(a)(1) of the Code.

         5. The holding period of Holding Company Common Stock received by the Bank's stockholders will include the period during which the Bank Common Stock surrendered in exchange therefor was held by such Bank stockholders, provided the Bank Common Stock was held as a capital asset on the date of the exchange.

         This opinion is based upon the provisions of the Code, as interpreted by regulations, administrative rulings, and case law, in effect as of the date hereof.

         This opinion is made in connection with the Reorganization and is solely for the benefit of the Holding Company, the Bank and the Bank's stockholders. It may not be relied upon in any other manner or by any other person.

                                        Very truly yours,
                                        LeClair Ryan
                                        A Professional Corporation


                                        By:
                                                 George P. Whitley
                                                 Vice President